Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Orchid BioSciences, Inc.
(609) 750-2200
Tracy J. Henrikson
Director, Corporate Communications

ORCHID BIOSCIENCES APPOINTS PAUL J. KELLY
CHIEF EXECUTIVE OFFICER

PRINCETON, N.J., May 28, 2003 — Orchid BioSciences, Inc. (Nasdaq: ORCH), today announced the appointment of Paul J. Kelly, M.D. as chief executive officer effective June 2, 2003. Dr. Kelly replaces Dale Pfost, Ph.D., who resigned from Orchid in December, 2002.

“Paul brings to Orchid a valuable combination of commercial, medical and entrepreneurial experience and an impressive track record of achievement within the biotech sector,” said George Poste, D.V.M., Ph.D., chairman of Orchid. “We believe that Paul has the right mix of vision and hands-on expertise in the commercialization of clinical genetics, genoprofiling and research services for the biomedical and biotechnology sectors to take Orchid to its next stage of growth.”

Dr. Kelly, age 43, is best known within the biotechnology industry as the former CEO of Gemini Genomics, a leading clinical genomics company which he co-founded in 1995 to discover and commercialize novel gene-based targets. Gemini collected genetic, clinical, environmental and medical data from a range of human population groups and applied leading bioinformatics tools to accelerate gene and target identification and drug discovery. At Gemini, Dr. Kelly positioned the company for the largest biotech IPO in the U.K. in 2000, he completed acquisitions in Sweden and Canada, and he oversaw the company’s successful merger with Sequenom in 2001.

“I am delighted to be joining Orchid at this promising juncture, now that the company has achieved greater financial strength and is strategically focused on those segments where Orchid has competitive advantage,” said Dr. Kelly. “I look forward to leading the Orchid team to profitability and to securing additional growth opportunities by leveraging our unique capabilities in high potential genoprofiling markets.”

By training, Dr. Kelly is a research physician specializing in endocrinology, and he has authored more than 90 scientific publications. Since leaving Gemini he helped found Nanovis LLC, a materials science company; AgaMatrix Inc., a medical devices firm; and most recently he served as CEO of OmniViz Inc., a company that provides data analysis and visualization software tools to the life sciences, chemical and healthcare industries. Dr. Kelly currently serves as a director of Nanovis, MedCenter Solutions (an e-detailing company) and AgaMatrix. He was born and raised in Australia and received his Bachelor of Medicine, Bachelor of Surgery (Honours), and Doctor of Medicine degrees from the University of New South Wales. Dr. Kelly is a Fellow of the Australasian College of Physicians.

- more -

ORCHID BIOSCIENCES APPOINTS PAUL J. KELLY CHIEF EXECUTIVE OFFICER…2 OF 2

Back to Contents

Orchid’s businesses focus on profiling genetic uniqueness and include Orchid Cellmark for forensic DNA testing, Orchid GeneScreen for paternity DNA testing, Orchid Europe for public health DNA testing for food safety, and Orchid GeneShield for pharmacogenetics and personalized medicine services. Over the past year, Orchid has undertaken successful restructuring activities to significantly reduce its operating costs, strengthen its financial resources and focus on higher-growth, higher-margin genoprofiling segments where Orchid has built competitive advantage.

About Orchid BioSciences
Orchid BioSciences is the leading provider of services and products for profiling genetic uniqueness. Orchid’s interlocking strategic business units address distinctive markets that together represent a unique balance of established, predictable growth, such as forensic and paternity DNA testing, and large upside potential, like pharmacogenetics-based personalized healthcare. All leverage Orchid’s network of accredited genotyping laboratories, its leading technologies and its expertise in genetic analysis. Orchid provides identity genomics testing for forensics and paternity through Orchid Cellmark and Orchid GeneScreen, and also provides public health genotyping services. Orchid GeneShield is developing pharmacogenetics-based programs designed to accelerate the adoption of personalized healthcare. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Orchid’s expectation that Dr. Kelly’s vision and expertise will take Orchid to its next stage of growth and Orchid’s expectation of large upside potential in pharmacogenetics-based personalized healthcare. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, patent protection, litigation, Orchid’s ability to obtain additional financing and Orchid’s listing on the Nasdaq National Market. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business,”“Risks Related to the Biotechnology Industry” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

###